MERGER AGREEMENT                           Exhibit 2.0

     This Merger Agreement, dated as of July 30, 1998, is by and between Grafix Corporation, a Delaware corporation ("GC"), and Grafix Time Coporation, a New York corporation ("GTC").

                                 PLAN OF MERGER
                            CONSTITUENT CORPORATIONS

     Pursuant to the terms of this Agreement, GC and GTC will merge, and GC and GTC are hereinafter referred to collectively as "Constituent Corporations."

                              Surviving Corporation

     GC shall continue its corporate existence under the laws of the State of Delaware and be the corporation surviving the merger ("Surviving Corporation".)

                          Effective Date of the Merger

     A certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the General Corporation Law of State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Date of the Merger"). On that date, the separate existence of GTC shall cease and it shall be merged into the Surviving Corporation. Consummation of this Agreement shall be effected on that date.

                       Conversion of Shares in the Merger

     The mode of carrying into effect the Merger  provided for in this Agreement
and  the  manner  and  basis  of  converting  the  shares  of  the   Constituent
Corporations into shares of the Surviving Corporation are as follows:

     1. GTC - Common Stock. On the effective date of the Merger, the issued and outstanding shares of common stock of GTC having a par value of $.001 per share shall be converted into $.001 par value common stock of the Surviving Corporation.

     2. Surrender of GTC Certificates. As soon as practicable after the Merger becomes effective, the stock certificates representing the common stock of GTC issued and outstanding on the effective date of the Merger shall be surrendered in exchange for common stock of the Surviving Corporation.

                                Effect of Merger

     On the effective date of the Merger, the Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy all the rights, privileges, immunities, powers and franchises, both of a public and a private nature, and be subject to all the restrictions, disabilities, and duties of each of the Constituent Corporations; and all property, whether real, personal or mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as for all other choses in action and every other interest of or belonging to or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided,

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however,  that all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, unlimited in lien to the property affected by such liens on the effective date of the Merger; and all debts, liabilities and duties of the Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by the
Surviving   Corporation.   All  contracts   entered  into  by  the   Constituent
Corporations shall remain in full force and effect and shall not be impaired by reason of the Merger and all such contracts shall become contracts of the Surviving Corporation.

                   ARTICLES OF MERGER - ADDITIONAL INFORMATION

                     Number of Shares Issued and Outstanding

     GC is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated on July 30, 1998. GTC is a corporation duly organized and existing under the laws of the State of New York, having been incorporated on April 16, 1986. The authorized capital stock of GC consists of 50,000,000 shares of common stock, having a par value of $.001 per share, of which no shares are issued and outstanding, and 5,000,000 shares of preferred stock, having a par value of $.01 per share, of which no shares are issued and outstanding. The authorized capital stock of GTC consists of 30,000,000 shares of common stock having a par value of $.001 per share of which 18,069,784 shares are issued and outstanding, and 5,000,000 shares of preferred stock having a par value of $.10 per share, of which no shares are issued and outstanding.


                         Number of Votes Cast for Merger

     The number of votes cast by the shareholders of GTC for and against such plan is as follows:

                           FOR                        AGAINST
                           ---                        -------
                        12,000,000                       0

     The number of shares which voted for the plan by the shareholders of GTC is sufficient for approval.

     Pursuant to Section 251(f) of the Delaware General Corporate Law, no vote of the shareholders of the Surviving Corporation is necessary as no shares of stock of the Surviving Corporation have yet been issued.

     Dated July 30, 1998.                Grafix Corporation
                                         a Delaware corporation



                                         By: /S/KENT D. KRAUSMAN
                                            ------------------------------------
                                            Kent D. Krausman
                                            President and Secretary

                                         Grafix Time Corporation
                                         a New York corporation



                                         By: /S/ KENT D. KRAUSMAN
                                            ------------------------------------
                                            Kent D. Krausman
                                            President and Secretary